Exhibit 10.6

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

Between:

Aventis Pharma S.A.

20 avenue Raymond Aron

92160 Antony

France

(hereinafter referred to as “AVENTIS”)

And,

Amsterdam Molecular Therapeutics B.V.

Meibergdreef 61

1105 BA Amsterdam

The Netherlands

(hereinafter referred to as “AMT”).

PREAMBLE

WHEREAS AVENTIS is the owner of the certain patents relating to the preparation and use of recombinant viruses in gene therapy.

WHEREAS the University of British Columbia (“UBC”) is co-owner or is entitled to be co-owner of such patents but AVENTIS is entitled to exploit the invention directly or indirectly through third parties.

WHEREAS AMT is interested to get a license in order to exploit the invention in the Field and in the Territory (as more fully described below), under the terms and conditions defined therein.

NOW, THEREFORE, the parties agree as follows:

1.                                      DEFINITIONS

1.1                               “Affiliate” shall mean, with respect to AVENTIS, any company which controls, is controlled by or is under common control with AVENTIS, and shall mean, with respect to AMT, any company which controls, is controlled by or is under common control with AMT.  Control shall mean the direct and/or indirect legal or beneficial ownership of more than fifty (50) percent of the voting stock of such company.

1.2                               “Effective Date” shall mean the date the License Agreement comes into force being the date that the last party signs the same.

1.3                               “Field of Use” shall mean indications of Lipoprotein Lipase (LPL) deficiency also referred to as Type I or V hyperlipoproteinemia.

1.4                               ““License Agreement” shall mean this license agreement between AVENTIS and AMT dated the Effective Date.

1.5                               “Net Sales” shall mean the gross sales invoiced for the Product by AMT and its Affiliates to third parties in the Territory less: (i) quantity and/or cash discounts, allowances actually allowed or given, and transportation and insurance costs for shipments to customers; (ii) credits or refunds actually allowed for returned Product; (iii) compulsory payments and rebates, accrued, paid or deducted pursuant to agreements (including but not limited to managed care agreements) or governmental regulations and (iv) sales and other excise taxes directly related to that sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).

1.6                               “Patents” shall mean the patents or patent applications listed in Annex 1 hereto and their divisional, reexamination, continuation-in-part, or extension including supplemental protection certificate, which are or will be owned by AVENTIS and UBC and which relate to the preparation and use of recombinant viruses in gene therapy.

1.7                               “Product” shall mean a gene therapy product containing a recombinant virus with a nucleic acid coding for a lipoprotein lipase (LPL) developed, used and/or commercialised by or for AMT or its affiliates where the activity in relation to such product occurs in one of the countries of the Territory and is covered in whole or in part by a Valid Claim within the Patents in that country.

1.8                               “Territory” shall mean the countries listed in Annex 1.

1.9                               “Valid Claim” means any claim of any issued or granted and unexpired Patent which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer award in an interference proceeding, or final rejection in a re-examination or re-issue proceeding, and which has not lapsed, been withdrawn or otherwise gone abandoned.

2.                                      GRANT - CONDITION PRECENDENT

2.1                               AVENTIS hereby grants to AMT and AMT accepts from AVENTIS an exclusive license right under the Patents to develop, use, make, have made, sell or offer to sell Product in the Field of Use and in the Territory.

2.2                               The license shall be non-transferable and non-assignable except for Affiliates of AMT.

2.3                               The grant of rights hereunder is subject to, and shall only come into force upon the unconditional withdrawal by AMT of the opposition filed by AMT on June 3rd 2003 against [**].

3.                                      CONSIDERATION

3.1                               In consideration of the rights granted by AVENTIS to AMT under this License Agreement AMT undertakes to effect the following payments:

(a)                                 Ten thousand Euros (10.000 €) upon signature of the Agreement;

(b)                                 Fifty thousand Euros (50.000 €) upon [**];

(c)                                  Seventy-five thousand Euros (75.000 €) at the [**];

(d)                                 Royalties of [**] percent ([**]%) of Net Sales of Product in the Territory as long as total cumulative Net Sales of Product are below [**] Euros ([**]€);

(e)                                  Royalties of [**] percent ([**]%) of Net Sales of Product in the Territory as soon as total cumulative Net Sales for Product in the Territory are equal to or exceed [**] Euros ([**]€).

The [**] percent royalty payment by AMT shall begin at the end of the first calendar year of sales in any country of the Territory.  For the sake of clarity, the “end of the first calendar year” means December 31 of the first year of sales in any country of the Territory and does not mean the end of the first consecutive twelve months of sales in a country of the Territory.

3.2                               All royalties payable under this Agreement in respect of a calendar year shall be due and payable in EURO within [**] days after December 31 in that calendar year.

3.3                               AMT shall pay the royalties annually in EURO.  Payment of the royalties and other sums described in Section 3.1 shall be made by wire transfer to AVENTIS’s bank account as will be indicated in writing to AMT from time to time provided that AVENTIS has indicated its bank account details to AMT prior to the royalties or any other sums under this Agreement becoming due and payable.  For the avoidance of doubt, the signature fee under Section 3.1(a) shall be due and payable following signature of the License Agreement by both parties and within [**] days after receipt of an invoice setting out AVENTIS’s bank account details.

3.4                               If AMT fails to make a timely payment, interest shall accrue at a rate of [**] % per month independent of sending a reminder to AMT.

3.5                               AMT shall keep, and cause its Affiliates to keep, complete and correct records concerning the calculation of Net Sales and the royalties thereon.  AMT shall be obliged to keep such records for [**] years after the making of a royalty payment.  For any calendar year during the term hereof and within [**] days of the end of such calendar year, AMT shall send to AVENTIS a written report describing (i) the Net Sales of Product booked by AMT or its Affiliates by country and (ii) corresponding calculation of the royalties.  In those cases where the amount due is calculated based on a currency other than the EURO, the amount due in EURO shall be calculated using the average rate of exchange for such currency, as quoted in the Financial Times, on the last business day of each of the calendar year to which such payment pertains.

3.6                               AVENTIS shall have the right to have an independent accountant reasonably acceptable to AMT inspect AMT’s records and AMT Affiliates’ records of Net Sales and royalties.  Such accountant shall have access, during ordinary business hours, to such records of AMT and/or its Affiliates in order to verify the accuracy of royalty payments made or payable hereunder.  AVENTIS shall only have access to the report of the accountant as to whether or not the payments were accurate or inaccurate and to what extent, the accountant keeping all data and information of AMT confidential.  The costs and expenses of the accountant’s inspections shall be borne by AVENTIS except in the event of an underpayment of greater than [**]% of royalty payments payable hereunder, where the costs and expenses of the accountant’s inspections shall be borne by AMT.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                               REPRESENTATIONS AND WARRANTIES OF AVENTIS: AVENTIS represents and warrants that as at the Effective Date it is duly organized, validly existing and in good standing under the laws of France, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions and more specifically the execution, delivery and performance by AVENTIS of this Agreement and its compliance with the terms and provisions hereof does not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under any agreement to which AVENTIS is a party.  AVENTIS further represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that the execution, delivery and performance of this Agreement by it does not require the consent, approval or authorization of or notice, filing or registration with any governmental or regulatory agency.

4.2                               REPRESENTATIONS AND WARRANTIES OF AMT: AMT represents and warrants that as at the Effective Date it is duly organized, validly existing and in good standing under the laws of the Netherlands, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions and more specifically the execution, delivery and performance by AMT of this Agreement and its compliance with the terms and provisions hereof does not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under any agreement to which AMT is a party.  AMT further represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement by it does not require the consent, approval or authorization of or notice, filing or registration with any governmental or regulatory agency.

5.                                      PATENT MAINTENANCE AND DEFENSE

5.1                               AVENTIS shall maintain the Patents in the Territory and shall bear all expenses in connection with the foregoing during the term of this License Agreement.

5.2                               If AVENTIS declines to maintain any Patents in any country in the Territory, then AVENTIS shall provide AMT with written notice thereof, and AMT shall have the right, subject, where applicable, to the preemptive right of UBC under any local patent law in the Territory, to have AVENTIS assign its share in such Patents to AMT free of charge and in a form approved by a patent attorney mutually agreed between the parties in the applicable country in the Territory (“Agreed Form”).  AVENTIS shall give such notice at least [**] days prior to the expiration of any official substantive deadline relating to the maintenance of the Patents in question.  In any such circumstances AMT shall have the right to decide that AMT should continue to maintain such Patents and in such case AMT shall give written notice to AVENTIS together with the Agreed Form.  AVENTIS shall upon receipt of any such notice from AMT transfer to AMT all its records and tiles relating to the relevant Patents and execute any documents in the Agreed Form to assign the Patents to AMT or otherwise transfer control of such maintenance to AMT and thereafter AMT shall be responsible for the cost and expense of maintaining such Patents.  Notwithstanding the operation of this Section 5.2, AMT’s payment obligations contained in Section 3.1 shall remain unaffected.

5.3                               In the event a third party, through the actual or proposed manufacture, import, use, sale or offer for sale of a product competitive with the Product, infringes or is reasonably likely to infringe any Patent, AMT shall have the right, at its sole cost and expense, to institute, prosecute and control any action or proceeding with respect to such infringement.  AVENTIS has the right to participate and be represented in such action by counsel of its own selection at its own expense, and also agrees to be joined as a party plaintiff, if necessary in any such action, and to give AMT reasonable assistance and needed authority to control, file and to prosecute such action.

6.                                      INDEMNIFICATION

6.1                               AVENTIS and/or its Affiliates shall indemnify and hold AMT and/or its Affiliates harmless from and against any and all claims, judgements, costs, awards, expenses (including, without limitation, reasonable attorney’s fees) attributable or alleged to be attributable to the breach by AVENTIS of its representations and warranties under this License Agreement.

6.2                               AMT and/or its Affiliates shall indemnify and hold AVENTIS and/or its Affiliates harmless from and against any and all claims, judgements, costs, awards, expenses (including, without limitation, reasonable attorney’s fees) or liability of any kind attributable or alleged to be attributable to (i) the manufacture and/or use of the Product or marketing, sale and/or distribution of the Product by AMT and/or its Affiliates in the Territory or (ii) the breach by AMT of its representations and warranties under this License Agreement.

7.                                      CONFIDENTIALITY

7.1                               Each party undertakes to keep strictly confidential the substance contained in this License Agreement and any and all information received from the other party in connection with this License Agreement (collectively referred to hereinafter as “Confidential Information”) and to use it only for the purpose of this Agreement.

7.2                               The receiving party undertakes to make the Confidential Information available only to those of its employees or to those employees of its Affiliates who in advance have been committed to confidentiality under conditions at least as stringent as contained herein.

7.3                               The obligations to maintain confidentiality and to respect the restriction of the use shall not apply where, as properly evidenced by documentation:

(a)                                 the Confidential Information was previously known to the receiving party at the time of disclosure from sources other than the disclosing party and other than under an obligation of confidentiality; or

(b)                                 the Confidential Information was generally available to the public or otherwise part of the public domain at the time of its disclosure; or

(c)                                  the Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure to the receiving party other than through any act or omission of the receiving party in breach of this License Agreement; or

(d)                                 the Confidential Information is acquired in good faith in the future by the receiving party from a third party who has a lawful right to disclose such information and who is not under an obligation of confidence to the disclosing party with respect to such information; or

(e)                                  the Confidential Information is subsequently developed by or on behalf of the receiving party without use of the disclosing party’s Confidential Information, as can be documented by reasonable proof.

7.4                               The receiving party shall be entitled to disclose Confidential Information or parts thereof to authorities and/or courts to the extent required by law or order.

7.5                               The obligations to maintain confidentiality shall survive the termination of this Agreement for [**] years.

8.                                      TERM

This License Agreement shall become effective on the date on which this Agreement is signed by the last party to sign and, unless terminated early pursuant to Section 9 hereof, shall continue to be in full force and effect until the expiration of the last-to-expire Patent in the Territory.

9.                                      TERMINATION

9.1                               Either party shall have the right to terminate this License Agreement immediately by written notice in the event that the other party shall default in any of the substantial obligations hereunder and fails to cure such default, if possible of cure, within [**] days after receipt of a written notice from the party not being in default.  For the purpose of this provision, substantial obligations shall include, without limitation, the payment by AMT of the amounts mentioned in Article 3 hereto.

9.2                               AVENTIS shall have the right to terminate this License Agreement upon sixty (60) day prior written notice to AMT (i) in relation to France, Germany and the Netherlands in the event that AMT fails to launch the Product in France, Germany and the Netherlands within 4 years following the date on which this Agreement is signed by the last party to sign, (ii) on a country-by-country basis in the event that AMT fails to launch the Product in the remaining countries in the Territory (other than France, Germany and the Netherlands) 4 years following the date of launch of the Product in the last country of either France, Germany or the Netherlands and (iii) if there is a proceeding commenced against AMT under any bankruptcy act or under any present or future law for relief of debtors, or an action or proceeding is commenced to dissolve AMT, or AMT makes an assignment for the benefit of creditors or ceases to carry on business for any reason.

10.                               EFFECTS UPON EXPIRATION OR TERMINATION

Expiration or termination shall not affect obligations which have accrued earlier.

11.                               NOTICES

Any notices required or provided for use in this License Agreement shall be in writing and shall be given by facsimile or by certified mail prepaid and properly addressed to the address of the party to be served as shown below.

If to AVENTIS:                                                          Aventis Pharma S. A.
20 avenue Raymond Aron
92160 Antony
France

Attn: President Directeur General
Fax: +33.1.53.77.42.03

With a copy to Sanofi-Aventis, attn General Counsel, 174 avenue de France, 75013 Paris, France. Facsimile: +33.1.53.77.46.43.

If to AMT:                                                                                    Amsterdam Molecular Therapeutics B. V.
Meibergdreef 61
1105 BA Amsterdam
The Netherlands

Attn: Prof. Sander J.van Deventer, MD, PhD, Chief Scientific Officer
Fax:+31 (0) 20 566 9272

12.                               FORCE MAJEURE

Neither party hereto shall be liable to the other party for any losses or damages attributable to a default in or breach of this License Agreement which is the result of any cause beyond the reasonable control of such party and in this case the performance of obligations hereunder shall be suspended during, but no longer than the existence of such cause.  The party affected by an event of force majeure shall inform the other party hereof without delay.  Furthermore, it shall endeavour to take up its performance under this Agreement again as soon as possible.

13.                               MISCELLANEOUS

13.1                        The relationship of the parties of this License Agreement is that of independent contractors.  Neither party shall be the agent of the other and neither party is authorized to take any action binding on the other.

13.2                        This License Agreement shall be construed and interpreted pursuant to the laws of France.

13.3                        This License Agreement shall be binding upon the parties hereto and their respective legal successors.

13.4                        This License Agreement is personal to the parties hereto and neither party shall be entitled to assign any of its rights or obligations hereunder without the prior written consent of the other party hereto which consent shall not be unreasonably withheld.  It is expressly understood and agreed, however, that any permitted assignor of any rights or obligations hereunder shall remain bound by this License Agreement.

13.5                        Any amendment or supplement to this License Agreement shall be by written instrument signed by both parties hereto.

13.6                        The delay in or the omission to exercise any rights under this License Agreement shall not be deemed to be a waiver of such right.

13.7                        In the event that any provision of this License Agreement shall be or become invalid, then the parties shall agree on a valid provision which comes as close as possible to the commercial objectives of the invalid provision.  In the event that the parties cannot agree so the invalidity of such provision shall not affect the validity of this License Agreement as a whole, unless the invalid provision is of such essential importance that it is to be reasonably assumed that the parties would not have contracted this License Agreement without the invalid provision.

13.8                        All disputes between the parties arising out of the circumstances and relationships contemplated by this License Agreement including disputes relating to the validity, construction or interpretation of this License Agreement and including disputes relating to pre-contractual representations shall first be referred to the respective Chief Executive Officers of the parties for resolution, but if the Chief Executive Officers are unable to resolve the dispute within [**] days of its referral, the dispute shall be referred to and finally settled by arbitration carried out in accordance with the then current rules of the International Chamber of Commerce of Paris.  Arbitration shall take place in Paris.  All submissions and awards in relation to arbitration hereunder shall be made in English and all arbitration proceedings shall be conducted in English.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement by their duly authorized officers.

Date: November 13, 2006		Date: December 20, 2006
Aventis Pharma S. A.		Amsterdam Molecular Therapeutics B.V.

By:	/s/ Jean-Luc Renard	By:	/s/ Ronald Lorijn
Name: Jean-Luc RENARD		Name: Ronald HW LORIJN, MD, PhD, MBA
Title: Chairman & Chief Executive Officer		Title: Chief Executive Officer

By:	/s/ Jean-Michel Demeure
Name: Jean-Michel DEMEURE
Title: Finance Director

Annex 1

Patents

Country	Patent Application/Patent Number	Status
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]
[**]
[**]
[**]
[**]		[**]

AVENTIS PHARMA S.A.

and

UNIQURE BIOPHARMA B.V.

AMENDMENT N°1 TO THE
LICENSE AGREEMENT

AMENDMENT N°1 TO THE LICENSE AGREEMENT (the “Amendment”), with the effective date of June 28, 2013 (“Effective Date”),

BY AND BETWEEN:

AVENTIS PHARMA S.A., a company incorporated under the laws of the France, with offices at 20 Avenue Raymond Aron, 92160 Antony, France (“Aventis”);

and

uniQure biopharma B.V. (formerly: Amsterdam Molecular Therapeutics (AMT) B.V.), a company incorporated under the laws of the Netherlands, with offices at Meibergdreef 61, 1105 BA Amsterdam, The Netherlands (“uniQure”),

each, a “Party” and together the “Parties”,

BACKGROUND:

(A)                               The Parties have signed a License Agreement with an effective date of December 20, 2006 (hereinafter the “Agreement”);

(B)                               The Parties desire that the Agreement be amended as set forth below in order to:

I.                                        Change the name of uniQure from Amsterdam Molecular Therapeutics B.V. to uniQure biopharma B.V. This name change is the result of a transaction that took place on 30 March 2012, whereby Amsterdam Molecular Therapeutics (AMT)

II.                                   Holding N.V., a public company, was liquidated and all its operations and stocks were transferred to UniQure B.V., a privately held company;

II                                      Add language related to sublicensing, so that the possibility is created for uniQure to enter into sublicensing agreements under the patents licensed through the Agreement;

III.                              Modify the financial terms associated with royalty payments;

IV.                               Create reporting obligations regarding pricing and reimbursement of uniQure’s gene therapy product Glybera® and its development milestones, and

V.                                    Add a Right of First Negotiation for Aventis.

IT IS NOW AGREED AS FOLLOWS:

1.                                      Modifications

I.                                        In the Agreement, all references to “Amsterdam Molecular Therapeutics B.V.” are changed to “uniQure biopharma B.V”.

II.                                   In the Agreement, all references to “AMT” are changed to “uniQure”.

III.                              Section 1.1 is deleted and replaced in its entirety with the following:

1.1                               “Affiliate” shall mean any company which Controls, is Controlled by or is under common Control with AVENTIS, and shall mean, with respect to uniQure, any company which Controls, is Controlled by or is under common Control with uniQure and shall mean, with respect to the Commercialization Partner, any company which Controls, is Controlled by or is under common Control with the Commercialization Partner. “Control” shall mean the direct and/or indirect legal or beneficial ownership of fifty percent (50%) or more of the capital stock or the voting rights of such company.

IV.                               Section 1.5 is deleted and replaced in its entirety with the following:

1.5                               “Net Sales” shall mean the gross sales invoiced for the Product by uniQure and its Affiliates, or by the Commercialization Partner and its Affiliates, as applicable, to third parties in the Territory less: (i) quantity and/or cash discounts, allowances actually allowed or given, and transportation and insurance costs for shipments to customers; (ii) credits or refunds actually allowed for returned Product; (iii) compulsory payments and rebates, accrued, paid or deducted pursuant to agreements (including but not limited to managed care agreements) or governmental regulations and (iv) sales and other excise taxes directly related to that sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).

V.                                    Section 1.7 is deleted and replaced in its entirety with the following:

1.7                               “Product” shall mean a gene therapy product containing a recombinant virus with a nucleic acid coding for a lipoprotein lipase (LPL) developed, used and/or commercialized by or for uniQure, the Commercialization Partner or their Affiliates where the activity in relation to such product occurs in one of the countries of the Territory and is covered in whole or in part by a Valid Claim within the Patents in that country.

VI.                               A new Section 1.10 is added to the Agreement that reads as follows:

1.10                        “Commercialization Partner” means uniQure’s partner for the commercialization of the Product.

VII.                          A new Section 1.11 is added to the Agreement that reads as follows:

1.11                        “Fully Loaded Cost of Goods” shall mean the fully loaded cost of goods of the Product as defined in Annex 2.

VIII.                     A new Section 1.12 is added to the Agreement that reads as follows:

1.12                        “Invoice Price” means the price invoiced by uniQure to the Commercialization Partner for the Products minus the Fully Loaded Cost of Goods.

IX.                               New Sections 2.4 and 2.5 are added to the Agreement which read as follows:

2.4                               uniQure shall have the right to grant sublicenses under the Patents to third parties for the purpose of developing, using, marketing, selling, offering for sale, manufacturing, distributing or otherwise commercializing Products, and having such activities performed, without the written consent of Aventis, on terms that permit uniQure to comply with its obligations set out in the Agreement.

2.5                               Except for those expressly set forth in this Agreement, no other rights, licenses or sublicense rights are granted by Aventis or its Affiliates to uniQure.

X.                                    Section 3.1 is deleted and replaced in its entirety with the following:

3.1                               In consideration of the rights granted by Aventis to uniQure under this License Agreement, uniQure undertakes to effect the following payments:

(a)                                 Ten thousand Euros (10,000 €) upon signature of the Agreement;

(b)                                 Fifty thousand Euros (50,000 €) upon [**];

(c)                                  Seventy-five thousand Euros (75,000 €) at the [**];

(d)                                 Royalty payments the higher of:

Either

i                                             (x) [**] percent ([**]%) of UniQure’s Net Sales of Product in the Territory or (y) if Product is being sold by Commercialization Partner and not uniQure, then [**]percent ([**]%) of the royalties (or other revenue) uniQure receives from its Commercialization Partner for its Net Sales of Product in the Territory plus [**] percent ([**]%) of the Invoice Price of Product in the Territory, in each case (x) or (y), as long as total cumulative Net Sales of Product are below [**] Euros ([**] €), and

ii                                          (x) [**] percent ([**]%) of UniQure’s Net Sales of Product in the Territory or (y) if Product is being sold by Commercialization Partner and not uniQure, then [**] percent ([**]%) of the royalties (or other revenue) uniQure receives from its Commercialization Partner for its Net Sales of Product in the Territory plus [**] percent ([**]%) of the Invoice Price of Product in the Territory, in each case (x) or (y), as long as total cumulative Net Sales of Product are equal to or exceed [**] Euros ([**] €),

or

iii                                       [**] percent ([**]%) of Net Sales by Commercialization Partner of Product in the Territory.

The royalty payments by uniQure to Aventis shall begin at the end of the first calendar year of sales in any country of the Territory. For the sake of clarity, the “end of the first calendar year” means December 31 of the first year of sales in any country of the Territory and does not mean the end of the first consecutive twelve months of sales in a country of the Territory.

XI.                               A new Section 3.7 is added to the Agreement that reads as follows:

3.7                               For a period of [**] years from [**], uniQure shall provide Aventis with written quarterly reports describing (i) the pricing and reimbursement status of Glybera®, including but not limited to, detailed minutes, transcripts or summaries (as available) of any communication, feedback, guidance or decisions from any reimbursement authority regarding Glybera®, as well as copies of any currently existing or future (during the [**] years) reimbursement reports or advice received from any external consultants and (ii) uniQure’s pipeline development milestones. For the sake of clarity, this means that Aventis shall receive a total number of eight of such reports on or before the following dates: [**].

XII.                          A new Section 3.8 is added to the Agreement that reads as follows:

3.8                               uniQure is developing its proprietary construct AMT-021 for the treatment of Acute Intermittent Porphyria (AIP) in humans (the “AIP Product”). If after completion of phase l/l1 clinical trials regarding the AIP Product or for a period of [**]months thereafter, uniQure contemplates entering into a partnership for the co-development and commercialization of the AIP Product, uniQure shall inform Aventis accordingly and offer Aventis a right of first negotiation to enter into a partnership agreement for such development and commercialization (the “Right of First Negotiation” or “ROFN”). uniQure shall provide Aventis with a summary of the existing clinical trial data regarding the AIP Product but any such summary shall not include any manufacturing information for the AIP Product unless specifically requested in writing by Aventis; in the event uniQure discloses manufacturing information to Aventis without its request, any such manufacturing information disclosed by or on behalf of uniQure shall not be treated as Confidential Information under the Agreement. Within [**] business days after having received such summary from uniQure, Aventis shall decide whether it wishes to exercise its ROFN. If Aventis remains silent after such period or informs uniQure it does not wish to enter into such negotiation, uniQure shall be free to further develop and commercialize the AIP Product as it deems fit and enter into a partnership agreement with any third party without any obligation to Aventis. If

Aventis wishes to exercise its ROFN, Aventis will notify uniQure within the [**] day evaluation period and will then have [**] months from such notification date to negotiate a term sheet. Upon mutual agreement of the term sheet, the Parties shall then enter into good faith discussions, meeting and negotiating at reasonable times with willingness to reach agreement regarding the development and commercialization of the AIP Product using commercially reasonable terms. Such negotiations shall be consistent with the aim of achieving a final definitive agreement within [**] months from the start of said negotiations, and shall include, but not be limited to, responding promptly to proposals from the other Party and attending meetings at reasonable notice. If the Parties are unable to finalize the terms of a definitive agreement, uniQure shall be free to enter into an agreement with a third party. Aventis’s ROFN shall expire upon expiry of the Agreement pursuant to Section 8 or upon termination of this Agreement by uniQure pursuant to Section 9.1.

2.              Miscellaneous:  All the other provisions of the Agreement remain unchanged and in full force and effect between the Parties, and the terms and definitions used in the Agreement shall apply to this Amendment. To the extent any terms or provisions of this Amendment conflict with the terms and provisions of the Agreement, the terms and provisions of this Amendment shall prevail. This Amendment is made a part of the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Effective Date.

Aventis Pharma S.A.		UniQure biopharma B.V.
By:	/s/ Philippe Goupit	By:	/s/ PJ Morgan
Name:	Philippe Goupit	Name:	PJ Morgan
Title:	Vice President Business Development	Title:	CFO
Date:	28/06/2013	Date:	28 June 2013

Annex 2

Definition
Fully Loaded Cost of Goods

Item per 50 L batch	Costs* [EUR]

Clean room occupancy	[**]
Cell bank vial	[**]
Virus banks vials	[**]
Raw materials	[**]
External release assays (QC)	[**]
External QP	[**]
Personnel (MF, QC, QA)	[**]
Packaging (incl. release)	[**]
Stability study batch allocation	[**]

Total	[**]

Norms:

Number of patients per batch	[**]
Batch success rate	[**]%

Result Fully Loaded Costs:

COG per patient	EUR [**]
COG per batch	EUR [**]

COG relevant for Glybera Manufacturing Cost Reimbursement:

COG per patient	EUR [**]
COG per batch	EUR [**]

[**]